Exhibit 99.1

PRESS RELEASE

CONTACT:	Jason Reilley
Vice President
Investor Relations
AvalonBay Communities, Inc.
703-317-4681

FOR IMMEDIATE RELEASE

AVALONBAY COMMUNITIES, INC. APPOINTS BENJAMIN

SCHALL PRESIDENT AND ANNOUNCES CEO SUCCESSION PLAN

ARLINGTON, VA (December 10, 2020) - AVALONBAY COMMUNITIES, INC. (NYSE: AVB) announced today that Benjamin W. Schall has been appointed President of the Company and will join the Company’s Board of Directors, effective as of a mutually agreeable date on or before February 1, 2021. Additionally, the Company also announced that Timothy J. Naughton, the Company’s Chairman, Chief Executive Officer and President, plans to retire as Chief Executive Officer (CEO) at the end of 2021 and that at such time Mr. Schall will be appointed as CEO and Mr. Naughton will remain on the Board in the position of Executive Chair.

Mr. Schall is currently the Chief Executive Officer and President and a trustee of Seritage Growth Properties, a publicly traded real estate investment trust (REIT) principally engaged in owning, developing and managing a diversified portfolio of retail and mixed-use properties throughout the United States. Prior to joining Seritage in his current roles in May 2015, Mr. Schall served as Chief Operating Officer of Rouse Properties, Inc., and prior to that as Senior Vice President of Vornado Realty Trust. Mr. Schall will be leaving Seritage and its board in connection with becoming President of AvalonBay.

Commenting on Ben’s appointment, Tim Naughton stated, “Ben is an extraordinarily talented executive who brings a breadth of experience that makes him an ideal choice as the next leader of AvalonBay. As a sitting CEO and leader, he has successfully driven growth and transformative strategies with his teams over the course of his career. His experience in multiple sectors, including office, retail and mixed-use across more than 40 states and 24 of the top 25 MSAs in the U.S., gives him valuable perspective in leading the next phase of AvalonBay’s growth. And his broad functional experience leading development, operations, asset management, leasing and marketing will be instrumental in steering AvalonBay’s highly integrated platform over the next decade and beyond.”

W. Edward Walter, AvalonBay’s Lead Independent Director, added, “The Board’s appointment of Ben followed a thorough candidate search process in which we benefited from the Board’s focus on succession planning over the last several years. Ben’s willingness to join the company as President and to work side-by-side with Tim over the next year was critically important to the Board to ensure a smooth transition of leadership for a company that has enjoyed great continuity of strategy and leadership over the last 25+ years. The Board looks forward to working with Ben as he begins the process of taking over as the next leader of AvalonBay.” The Company conducted its search with the assistance of Ferguson Partners LP.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

“AvalonBay strives to improve people’s lives and enhance communities across the country by creating a better way to live. I am honored to be a part of shaping the future of AvalonBay as we reinforce the organization’s values of integrity, spirit of caring, and continuous improvement to positively influence the lives of our residents, families, and surrounding neighborhoods,” said Mr. Schall. “I am grateful to the Board for this opportunity, and I am excited to partner with Tim, the senior team, and the industry-leading professionals across the organization as we continue to execute on the successful financial and business strategies that have led to AvalonBay’s longstanding leadership position. I look forward to listening and learning from our teams, connecting with our residents and local communities, and engaging with AvalonBay’s shareholders and stakeholders.”

Mr. Naughton has served as CEO since January 2012 and has been with AvalonBay and its predecessors since 1989. “At the end of 2021, I will have served as CEO for 10 years after having served as President or COO for 11 years prior to that. During the course of my 30+ year career at AvalonBay, the Company has grown from a modestly sized private developer and operator of garden apartment communities to one of the largest public real estate companies in the country that offers a variety of products and brands to its customers in some of the most dynamic markets in the U.S. During that time, AvalonBay has become a highly respected organization led by a team of remarkably talented leaders, many of whom I have had the opportunity to learn and grow from. I’ve decided that this is the right time to begin the process of transitioning to new leadership and I’m thrilled that we’ve attracted such a compelling leader in Ben, who I’m confident will take AvalonBay to new heights as its future CEO.”

About AvalonBay Communities, Inc.

As of September 30, 2020, the Company owned or held a direct or indirect ownership interest in 294 apartment communities containing 86,676 apartment homes in 11 states and the District of Columbia, of which 19 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California, as well as in the Company’s expansion markets consisting of Southeast Florida and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved